Exhibit 10.1

Short-Term Incentive Plan – Effective 8/8/2018

1.Overview

The Board of Directors of GP Strategies Corporation adopted this Short-Term Incentive Plan (“STIP”) on August 8, 2018. This STIP supersedes the short-term incentive plan approved by the Board on March 29, 2016.

This STIP provides for specific bonus opportunities for all eligible vice presidents and above of GP Strategies Corporation and its subsidiaries (the “Company”) and for the creation of a discretionary pool for bonuses to other employees. The Company may amend, supplement or terminate this STIP at any time by action of the Compensation Committee of the Board of Directors.

2.Overall Objectives

The Company is adopting this STIP to:

(1) build a strong, uniform performance-based culture across the Company;

(2) support and reward the achievement of Company and, in some cases, individual results that help the Company reach key goals;

(3) provide significant rewards for exceeding established objectives;

(4) provide a market-competitive compensation opportunity; and

(5) assist in attracting and retaining talent critical to the Company’s success.

3.Eligible Employees

Any vice president or higher level officer of the Company (or any other employee of the Company designated by the Compensation Committee) who (1) works a minimum of 1500 hours during the applicable STIP year and (2) does not participate in any other short-term incentive compensation plan (including one provided in the employee’s employment agreement) is eligible to participate in this STIP (any such person, a “Participant”). Participation in a sales commission program (or similar program where the employee receives additional compensation based on a percentage of or some other amount of orders or sales) will not make an employee ineligible for this STIP. Any employee of the Company or its subsidiaries (other than a Participant) who satisfies these conditions is eligible to receive awards from the Discretionary Pool.

4.General Structure of the STIP

Under this STIP, each Participant is assigned to one of three categories (see “STIP Categories” below), which will determine the Participant’s target bonus (see “STIP Opportunities” below).

Exhibit 10.1

Participants may earn a percentage of the target bonus (up to 150% in the discretion of the Compensation Committee), which is determined by the Company’s achievement on a combination of performance measures and, for Categories 2 and 3, the Participant’s achievement on individual performance measures, which will be weighted for purposes of bonus calculations (see “Performance Measures and Weighting” below). The objectives for the Company and individual performance measures will be set annually (see “Establishing Annual Performance Objectives” below). The Compensation Committee will determine the percentage of each Participant’s target bonus that is earned at various thresholds of achievement. The Company will not make any awards under this STIP unless the Company achieves a minimum threshold of performance and awards may be limited by the level of Company performance (see “Calculation of STIP Awards” below”). The Company may also create a pool that it may use to pay bonuses to other employees (see “Discretionary Pool” below).

5.STIP Categories

The Participants are divided into the following categories:

•
Category 1:    The members of the Executive Council of the Company, other than the Chief Executive Officer, as of the date of the STIP namely the President, Chief Financial Officer, Chief Sales Officer, General Counsel, and Executive Vice Presidents in charge of the Workforce Excellence and Business Transformation Services Segments.

•	Category 2: Any Executive Vice President or Senior Vice President of the Company who is not included in Category 1.

•	Category 3: Vice Presidents of the Company.

The Compensation Committee may place Participants in higher categories in its discretion.

6.STIP Award Opportunities

Participants in Category 1 will have a Target Bonus of 75% of the Participant’s base salary as in effect on January 1 of the STIP year (“Base Salary”).

Participants in Category 2 will have a Target Bonus of 35% of Base Salary.

Participants in Category 3 will have a Target Bonus of 30% of Base Salary.

All Participants will generally have the opportunity to earn 20%, 60%, 100% or 150% of their Target Bonus based on their levels of achievement on various performance measures. The Compensation Committee may modify these percentages in its discretion at the time it is determining performance measures for the STIP year.

Exhibit 10.1

7.Performance Measures and Weighting

A Participant’s STIP award will be determined based on achievement against a combination of Company and, for Categories 2 and 3, individual performance measures.

The Company performance measures are Organic Revenue Growth (as defined below), Organic EBITDA Growth (as defined below), Acquired Revenue Growth (as defined below), and Acquired EBITDA Growth (as defined below).

“Revenue” means revenue as reported by the Company in accordance with GAAP for the period.

“Acquired Revenue” means the total of TTM Revenue from all acquisitions completed in the STIP year.

“Acquired Revenue Growth” means Acquired Revenue for the STIP year divided by Revenue for the year preceding the STIP year.

“Acquired EBITDA” means the total of TTM EBITDA from all acquisitions completed in the STIP year.

“Acquired EBITDA Growth” means Acquired EBITDA for the STIP year divided by Acquired Revenue for the STIP year.

“Baseline Organic EBITDA” means (1) Adjusted EBITDA for the year preceding the STIP year, plus (2) the pro rata amount of TTM EBITDA from any acquisitions closed during the STIP year that reflects anticipated EBITDA from the acquisition for the remainder of the STIP year as at the closing date, and plus or minus (3) such other additions or deductions as the Compensation Committee or the Board believes are reasonable to account for extraordinary or non-recurring items so that Baseline Organic EBITDA is an appropriate measurement for evaluating growth in Organic EBITDA during the STIP year.

“Baseline Organic Revenue” means (1) Revenue for the year preceding the STIP year, plus (2) the pro rata amount of TTM Revenue from any acquisitions closed during the STIP year that reflects anticipated revenue from the acquisition for the remainder of the STIP year as at the closing date, and plus or minus (3) such other additions or deductions as the Compensation Committee or the Board believes are reasonable to account for extraordinary or non-recurring items so that Baseline Organic Revenue is an appropriate measurement for evaluating growth in Organic Revenue during the STIP year.

“Adjusted EBITDA” means GAAP net income as reported by the Company plus interest, taxes, depreciation, amortization, non-cash stock compensation expense for the relevant period.

“Organic EBITDA” means Adjusted EBITDA for the STIP year.

Exhibit 10.1

“Organic EBITDA Growth” means Organic EBITDA for the STIP year minus Baseline Organic EBITDA, divided by Baseline Organic EBITDA.

“Organic Revenue” means Revenue for the STIP year.

“Organic Revenue Growth” means Organic Revenue for the STIP year minus Baseline Organic Revenue, divided by Baseline Organic Revenue.

“TTM EBITDA” means the pro forma trailing twelve months Adjusted EBITDA of a business acquired by the Company determined as of the closing date of the acquisition, subject to adjustment in the discretion of the Compensation Committee for purposes of this STIP.

“TTM Revenue” means the pro forma trailing twelve months Revenue of a business acquired by the Company determined as of the closing date of the acquisition, subject to adjustment in the discretion of the Compensation Committee for purposes of this STIP.

The individual objectives are intended to be based on defined measurable criteria that contribute directly to the achievement of the Company’s mission.

Participants in Category 1 will earn STIP awards with respect to a STIP year based 100% on achievement of Company objectives (20% on the Organic Revenue growth objective, 30% on the Adjusted EBITDA growth objective, 20% on the Acquired Revenue growth objective, 30% on the Acquired EBITDA growth objective).

Participants in Category 2 will earn STIP awards with respect to a STIP year based 70% on achievement of Company objectives (15% on the Organic Revenue growth objective, 20% on the Adjusted EBITDA growth objective, 15% on the Acquired Revenue growth objective, 20% on the Acquired EBITDA growth objective) and 30% on achievement of individual performance measures.

Participants in Category 3 will earn STIP awards based 50% on achievement of Company objectives (10% on the Organic Revenue growth objective, 15% on the Adjusted EBITDA growth objective, 10% on the Acquired Revenue growth objective, 15% on the Acquired EBITDA growth objective) and 50% on achievement of individual performance measures.

8.Establishing Annual Performance Objectives

The Compensation Committee will recommend and the Board of Directors will approve Organic Revenue growth, Organic EBITDA growth, Acquired Revenue growth and Acquired EBITDA growth objectives for the STIP year.

The CEO or President (for Participants who report to the CEO or President) or the responsible Executive Council member (for other Participants) will establish the Participants’ individual performance objectives for the STIP year.

Exhibit 10.1

For each Company performance measure, the Board or CEO/President/Executive Council member will set the following levels of objectives:

•	Minimum – Results below this level of performance provide no STIP award. Results at or above this level of performance triggers award of 20% of the Target Bonus.

•	Medium– Results at or above this level of performance triggers award of 60% of the Target Bonus.

•	Target – Results at or above this level of performance triggers award of 100% of the Target Bonus.

•	Maximum – Results at or above this level of performance triggers award of 150% of the Target Bonus.

The Compensation Committee may modify the percentages set forth above at the time it establishes objectives for the STIP year. The outcome of each objective should be substantially uncertain at the time it is established to ensure a minimum level of success is achieved before any bonus amounts are earned.

Objectives will not be modified or adjusted once they are established for the STIP year unless: (i) unforeseen circumstances occur which would have influenced the setting of the measurements, had such circumstances been known at that time; or (ii) significant unusual activity occurs during the course of the year that had not been known or anticipated (or which was uncertain) when setting the performance measurements. The Compensation Committee must approve any change to Company objectives. The CEO/President/Executive Council member must approve any change to individual objectives.

9.Calculation of STIP Awards

For each performance objective, each Participant will earn 0%, 20%, 60%, 100% or 150% of his or her Target Bonus (or other percentage determined by the Compensation Committee at the time it establishes objectives for the STIP year) multiplied by the weighting given to the performance objective, subject to the following limitations. Awards are determined without interpolation or duplication.

Regardless of the level of achievement on other Company or individual performance measures, the Company will not make any awards under this STIP unless the Company achieves the minimum Adjusted EBITDA objective (or other minimum threshold) set by the Compensation Committee for the STIP year.

The Company will not make awards with respect to Organic Revenue growth and Individual objectives for achieving more than one level above the level achieved by the Company on the Organic EBITDA growth objective. For example, if the Company achieves the Medium level of

Exhibit 10.1

Organic EBITDA growth, the Company will make awards above the Target level for achieving any of these objectives.

The Company will not make STIP awards with respect to Acquired Revenue growth more than one level above the level achieved by the Company on the Acquired EBITDA growth objective.

10.Discretionary Pool

The amount to be paid under the Discretionary Pool will be determined based on the Company performance measures (20% on the Organic Revenue growth objective, 30% on the Organic EBITDA growth objective, 20% on the Acquired Revenue growth objective, 30% on the Acquired EBITDA growth objective). Each year, the Compensation Committee will recommend and the Board will approve the amount that the Company will allocate for the Discretionary Pool if the Company achieves the Minimum, Middle, Target and Maximum levels on the Adjusted EBITDA growth objective.

The CEO and President will determine how the Discretionary Pool will be allocated among eligible employees.

11.General and Administrative Provisions

It is the Board’s intent that Company growth objectives and individual performance objectives be determined in advance of, or as soon as practicable in, the STIP year for which compensation is to be earned under this plan, and that all awards under this STIP be made as soon as practicable after the Company’s books are closed and audit completed for the STIP year for which the awards are earned.

Payment and Granting of Restricted Stock Units:

The Company will not make any STIP awards until the Company has completed its year-end audit, the Compensation Committee (or CEO/President as to individual objectives) has determined whether the Company and Participants have achieved their performance objectives and the Board of Directors has approved making the award.

The Company will not make STIP award to any person not actively employed by the Company (or on an approved leave of absence) on December 31 of the STIP year, except as provided under “Effect of Employment Actions on STIP” or approved by the Compensation Committee.

The Company intends to make STIP awards no later than March 15 following the end of the applicable STIP year.

The Company intends to make STIP awards with respect to achievement of Organic Revenue growth, Organic EBITDA growth and Individual objectives in a lump sum, subject to applicable government-mandated withholdings and taxes.

Exhibit 10.1

The Company will make STIP awards with respect to achievement of Acquired Revenue growth and Acquired EBITDA growth objectives by granting to the participant restricted stock units representing the number of shares of common stock of the Company with a value equal to the amount of the award. The Company will calculate the number of shares in any such grant will be calculated using the closing stock price of the Company’s common stock on a date determined by the Compensation Committee, which shall not be before the date on which the Compensation Committee determines the award has been earned. Any such grant will vest on the one-year anniversary of the grant date and will be subject to the applicable terms of the Company’s 2011 Stock Incentive Plan (or any successor plan). However, the Compensation Committee may elect to pay a STIP award in cash in a lump sum, subject to applicable government-mandated withholdings and taxes.

Effect of Employment Actions on STIP:

Action	What Happens to the STIP award

An employee is hired or promoted to a STIP eligible position
The employee will participate on a pro rated basis for any full months that he or she works in the STIP year, provided he or she becomes a Participant before September 30, unless determined otherwise by the Compensation Committee.

A Participant changes Category
If the change occurs after September 30, any STIP awards will be based on the previous level unless determined otherwise by the Compensation Committee. If the change occurs before September 30, any STIP awards will be pro rated based on the amount of time spent at each level, unless determined otherwise by the Compensation Committee

A Participant is terminated
Except as otherwise required by applicable law, a Participant will not be eligible for any STIP award for the year in which the termination occurred unless the termination is for death, retirement or the Participant’s employment is terminated in a Company-initiated reduction in force, the Participant will be eligible for a prorated portion of the STIP award the Participant would have received had they remained employed.

A Participant becomes ineligible under the STIP for a reason other than termination	The employee will participate on a pro rated basis for any full months that he or she was eligible to be STIP Participant, unless determined otherwise by the Compensation Committee.

No rights created:

Neither the establishment of this STIP nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or any Committee of the Board in respect of this STIP confers upon any person any legal right to receive any benefit under this STIP. This STIP does not confer upon any person any right to continue in the employ of the Company or any subsidiary of the Company. This STIP does not constitute any contract or agreement of employment, or interfere in any way with the right of the Company (to the extent permitted by applicable law) to change a

Exhibit 10.1

person's compensation or other benefits, or to terminate his or her employment, with or without cause.

Payments under this STIP will be payable from the general assets of the Company, and the Company will not make any special or separate reserve, fund or deposit to assure payment of such amounts. No person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of being eligible to receive a bonus under this STIP. Neither the provisions of this STIP (nor of any related documents), nor the creation or adoption of this STIP, nor any action taken pursuant to the provisions of this STIP shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any person. To the extent that a person acquires a right to receive payment under this STIP, such right shall be no greater than the right of any unsecured general creditor of the Company.

Clawback:

Employees shall repay to the Company any amounts received under this STIP if required by (1) any Company “clawback” or recoupment policy, or (2) any applicable laws, rules, or regulations that impose mandatory recoupment, under circumstances set forth in such applicable laws, rules, or regulations, in each case as in effect on the date a bonus is paid.

Authority of Board and Compensation Committee:
The Compensation Committee of the Board of Directors of the Company has full discretion to interpret, amend or modify this STIP, including the modification of individual payouts.
Nothing in this STIP shall limit or be deemed to limit the authority of the Board or any Committee of the Board to authorize any other compensation under any other plan or authority.